Exhibit 10.3

FSI INTERNATIONAL, INC.
1997 OMNIBUS STOCK PLAN

Stock Option Agreement for [Initial/Annual] Outside Director Option

Full Name of Outside Director:

No. of Shares Covered:	Date of Grant:

Exercise Price Per Share:	Expiration Date:

Vesting Schedule (Cumulative):

Initial Date of Exercisability	No. of Options Which Become Exercisable

     This is an [INITIAL/ANNUAL] OUTSIDE DIRECTOR STOCK OPTION AGREEMENT between FSI International, Inc., a Minnesota corporation (the “Company”), and the Outside Director of the Company listed above (the “Optionee”).

     WHEREAS, the Company maintains the FSI International, Inc. 1997 Omnibus Stock Plan (the “Plan”);

     WHEREAS, the Company’s Board of Directors (“Board”) has delegated the authority to administer the Plan and to enter into Agreements thereunder to the Omnibus Stock Plan Committee of the Board (the “Committee”); and

     WHEREAS, the Plan provides for automatic nonstatutory stock option awards to the Company’s Outside Directors [upon initial election to the Board or following each Annual Meeting of the Company’s Shareholders], to be evidenced by an Agreement, with such terms as the Committee may approve or provide.

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     NOW, THEREFORE, the parties hereby agree as follows:*

     1. Grant of Option. Subject to the terms of the Plan, the Company hereby grants to the Outside Director the right and option (the “Option”) to purchase the number of shares specified at the beginning of this Agreement, on the terms and conditions set forth in the Plan. This Option is an [Initial/Annual] Outside Director Option under the terms of the Plan.

     2. Purchase Price. The purchase price of each of the shares subject to the Option shall be the exercise price per share specified at the beginning of this Agreement, which price was determined in accordance with the Plan.

     3. Vesting. The Option shall vest according to the schedule set out at the beginning of this Agreement except that the Option shall immediately vest upon the occurrence of an Event or the death of the Optionee.

     4. Death of Optionee. In the event of the death of the Optionee, the Option may be exercised, at any time within 12 months following the date of death (but in no instance later than the expiration date of the term of this Option), by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance. If the Optionee’s Successor does not exercise such Option within the time specified herein, the Option shall terminate.

     5. Disability of Optionee. In the event of termination of the Optionee’s relationship with the Company due to total and permanent disability (as defined in Section 22(e)(3) of the Code or its successor provision), the Optionee may, but only within 12 months from the date of such termination (but in no event later than the expiration date of the term of this Option), exercise the Option. If Optionee does not exercise this Option within the time specified herein, the Option shall terminate.

     6. Transfer of Option. The Option may be transferred only to a Successor or to a Transferee, as defined in the Plan.

     7. No Rights as Shareholder. No person shall have any of the rights of a shareholder of the Company with respect to any shares subject to the Option until the shares are actually issued upon the proper exercise of the Option.

     8. The Plan. This Option is subject to all of the terms and conditions contained in the Plan, and the Plan is hereby incorporated by reference into this Agreement. All terms contained herein that are not otherwise defined shall have the meanings set forth in the Plan.

     9. Governing Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder.

* Unless the context indicates otherwise, capitalized terms not defined in the Agreement shall have the meaning set forth in the Plan.

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     IN WITNESS WHEREOF, the Outside Director and the Company have executed this Agreement as of the [     ] day of [January], 200_.

Outside Director

FSI INTERNATIONAL, INC.

By:

Its:	Patricia M. Hollister Chief Financial Officer

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